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                                                                     EXHIBIT 2.1

                                             GLOBAL ENVIRONMENTAL CORP.
                                             Global Environmental Holdings, Inc.
                                             Airline Products Company
                                             The Danzer Metal Works Company
                                             Rage Inc.
                                             Texcon Inc.


May 7, 1996

Mr. William V. Rice
4895 Gloucester Drive
Doylestown, PA  18901

Dear Mr. Rice:

Global Environmental Corp., a New York Corporation ("Global") is pleased to enter into this commitment letter with William V. Rice ("Rice") for the sale of Rage Inc., a Delaware Corporation ("Rage"), a wholly owned subsidiary of Global.

     1. SALE BY GLOBAL OF RAGE. Global shall sell and deliver to Rice, upon completion of final documentation, the following assets:

          (a) 100% of the shares of common stock of Rage representing all of the issued and outstanding shares of Rage owned by Global. The purchase of this stock shall include all of the assets and liabilities, both asserted and non-asserted, associated with Rage and as shall be more fully disclosed in the final transaction documentation. This Agreement shall exclude all intercompany balances among Rage, Global and Dancer.

          (b) The real property and improvements commonly referred to as Bedminster Industrial Park, Unit 1, Apple Tree Lane, Township of Bedminster, Bucks County, Pennsylvania. All liabilities secured by said property shall be assumed by Rice and with a release of liability to Global.

          (c)  The personal automobile, or the lease thereof, of Rice.

          (d) Installment contract issued by Global granting Rice twenty-six equal payments of $2,100 paid by-weekly upon the signing of this agreement.
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          (e)  $25,000 by Friday, May 10, 1996 and $25,000 fifteen days thereafter.  These payments shall be directed to William V. Rice.

     2. PURCHASE BY RICE. As payment for these assets, Rice agrees to deliver, upon completion of final documentation, the following:

          (a)  517,000 shares of common stock of Global.

          (b) Cancellation of Rice's employee stock options and or any derivative securities relating to Global and any of its subsidiaries that are not involved in this transaction.

          (c) Cancellation of the employment contract by and between Rice and Global.

     3. BINDING INTENT/DEFINITIVE AGREEMENT. It is understood that although this letter is intended to be a binding statement of intent and each party agrees in principle to the contents hereof, Global and Rice will proceed promptly and in good faith to work out the definitive agreements with respect to the transaction. In that regard, Global and Rice agree as follows:

          (a) Subject to completion of final documentation, the parties will use their best efforts to complete this transaction before the close of business on May 15, 1996 or such later date mutually agreed to by both parties.

          (b) Global will prepare the necessary documents but will rely on information regarding Global provided by Rice. All terms and conditions concerning the transaction shall be stated in the definitive written agreements approved by Global and Rice acting in consultation with their respective counsel. Such terms and conditions shall include representations, warranties, covenants and indemnities that are mutually acceptable to Global and Rice.

          (c) Recognizing that Global has an obligation to disseminate material information to the public and its shareholders, Global and Rice shall confer with each other prior to the issuance of any reports, statements or releases pertaining to this transaction. Further, both parties acknowledge, that this transaction will require Global shareholder approval.
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     4.   MANAGEMENT SERVICES.  Upon execution of this Agreement, Rice shall begin consulting services for Rage and shall be responsible for day to day management of Rage, subject to the supervision and will of Global senior management and Global board of directors. Rice's existing compensation for Rage will continue during this period.

     5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all previous discussions, promises, representations or agreements respecting the subject matter contained herein. No alteration or modification of this agreement shall be valid unless agreed to by both parties. The terms and conditions of this transaction shall be stated in the definitive agreements approved by Global and Rice on advice of counsel.

If this letter of intent correctly sets forth your understanding of the terms of our agreement, kindly so acknowledge by signing the original and duplicate of this letter and returning it to the undersigned.


Sincerely,


Lawrence Beer,
President

/s/ Lawrence Beer


Agreed and accepted:


 /s/  William V. Rice
- ---------------------
William V. Rice
Date:5/7/96